Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Media Contacts:	Jessica Fine	Investor Contacts:	Teri Loxam
	(908) 740-1707		(908) 740-1986

	Pamela Eisele		Michael DeCarbo
	(267) 305-3558		(908) 740-1807

Merck Announces Second-Quarter 2019 Financial Results

•            Second-Quarter 2019 Worldwide Sales Were $11.8 Billion, an Increase of 12%; Sales Increased 15% Excluding Negative Impact from Foreign Exchange; Growth Driven by Oncology and Human Health Vaccines

•                  KEYTRUDA Sales Grew 58% to $2.6 Billion; Excluding the Impact of Foreign Exchange, Sales Grew 63%

•                  Human Health Vaccines Sales Grew 33% to $2.0 Billion; Excluding the Impact of Foreign Exchange, Sales Grew 36%

•            Second-Quarter 2019 GAAP EPS was $1.03, Second-Quarter Non-GAAP EPS was $1.30

•            Company Narrows and Raises 2019 Full-Year Revenue Range to be Between $45.2 Billion and $46.2 Billion, Including a Negative Impact from Foreign Exchange of Slightly More Than 1%

•            Company Narrows and Reduces 2019 Full-Year GAAP EPS Range to be Between $3.78 and $3.88, Reflecting Charge Related to Acquisition of Peloton Therapeutics

•            Company Narrows and Raises 2019 Full-Year Non-GAAP EPS Range to be Between $4.84 and $4.94, Including a Slightly Negative Impact from Foreign Exchange

•            KEYTRUDA in Combination with Chemotherapy Met Primary Endpoint of Pathological Complete Response (pCR) in Pivotal Phase 3 KEYNOTE-522 Trial as Neoadjuvant Therapy in Patients with Triple-Negative Breast Cancer

KENILWORTH, N.J., July 30, 2019 — Merck (NYSE: MRK), known as MSD outside the United States and Canada, today announced financial results for the second quarter of 2019.

“Our science-led strategy and execution across our key growth pillars have driven another quarter of accelerating revenue growth with strength across our global portfolio,” said Kenneth C. Frazier, chairman and chief executive officer, Merck. “We remain confident that our innovative products and significant pipeline opportunities will continue to deliver strong results and provide sustainable value to patients and shareholders.”

Financial Summary

	Second Quarter
$ in millions, except EPS amounts	2019	2018	Change	Change Ex- Exchange
Sales	$11,760	$10,465	12%	15%
GAAP net income(1)	2,670	1,707	56%	61%
Non-GAAP net income that excludes certain items(1),(2)*	3,356	2,854	18%	20%
GAAP EPS	1.03	0.63	63%	67%
Non-GAAP EPS that excludes certain items(2)	1.30	1.06	23%	25%

*Refer to table on page 10

Worldwide sales were $11.8 billion for the second quarter of 2019, an increase of 12% compared with the second quarter of 2018; excluding the negative impact from foreign exchange, worldwide sales grew 15%.

GAAP (generally accepted accounting principles) earnings per share assuming dilution (EPS) were $1.03 for the second quarter of 2019. Non-GAAP EPS of $1.30 for the second quarter of 2019 excludes acquisition- and divestiture-related costs, restructuring costs and certain other items. Year-to-date results can be found in the attached tables.

Pipeline Highlights

Oncology

Merck continued to advance the development programs for KEYTRUDA (pembrolizumab), the company’s anti-PD-1 therapy; Lynparza (olaparib), a PARP inhibitor being co-developed and co-commercialized with AstraZeneca; and Lenvima (lenvatinib mesylate), an orally available tyrosine kinase inhibitor being co-developed and co-commercialized with Eisai Co., Ltd. (Eisai).

KEYTRUDA

•                  Merck announced that the U.S. Food and Drug Administration (FDA) approved KEYTRUDA for the following indications:

•                  First-line treatment of patients with metastatic or with unresectable, recurrent head and neck squamous cell carcinoma (HNSCC) as monotherapy for patients whose tumors

(1)             Net income attributable to Merck & Co., Inc.

(2)             Merck is providing certain 2019 and 2018 non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s results and permits investors to understand how management assesses performance. Management uses these measures internally for planning and forecasting purposes and to measure the performance of the company along with other metrics. Senior management’s annual compensation is derived in part using non-GAAP income and non-GAAP EPS. This information should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP. For a description of the items, see Table 2a attached to this release.

express PD-L1 (Combined Positive Score [CPS] >1) or in combination with platinum and fluorouracil (FU), a commonly used chemotherapy regimen, based on overall survival results from the KEYNOTE-048 trial; and

•                  Treatment of patients with metastatic small cell lung cancer (SCLC) with disease progression on or after platinum-based chemotherapy and at least one other prior line of therapy based on the results from the KEYNOTE-158 and KEYNOTE-028 trials.

•                  Merck announced that the European Medicines Agency (EMA) adopted a positive opinion for KEYTRUDA in combination with axitinib as a first-line treatment for advanced renal cell carcinoma (RCC) based on the findings from the pivotal KEYNOTE-426 trial.

•                  Merck announced that the FDA has accepted for review six supplemental Biologics License Applications (sBLAs) to update the dosing frequency for KEYTRUDA to include an every-six-weeks (Q6W) dosing schedule option for certain monotherapy indications. The FDA has set a PDUFA date of Feb. 18, 2020.

•                  Merck presented five-year survival data for KEYTRUDA in advanced non-small cell lung cancer (NSCLC) from the first KEYNOTE trial (Phase 1b KEYNOTE-001) and updated overall survival analysis and new data for disease progression after next-line treatment (progression-free survival2) from the KEYNOTE-189 trial in metastatic nonsquamous NSCLC at the 2019 American Society of Clinical Oncology (ASCO) annual meeting.

•                  Merck announced that the Phase 3 KEYNOTE-522 trial investigating KEYTRUDA in combination with chemotherapy met the primary endpoint of pathological complete response (pCR) following the neoadjuvant part of the neoadjuvant/adjuvant study regimen in patients with triple-negative breast cancer (TNBC). The trial will continue to evaluate the other dual-primary endpoint of event-free survival (EFS). Results will be presented at an upcoming medical congress.

Lynparza

•                  Merck and AstraZeneca announced approval of Lynparza in Japan and separately in the European Union for use as first-line maintenance therapy in patients with BRCA-mutated advanced ovarian cancer based on the results of the Phase 3 SOLO-1 trial. Lynparza is the only PARP inhibitor approved for this indication and the only PARP inhibitor approved in Japan.

•                  Merck and AstraZeneca presented results from the Phase 3 POLO trial in patients with germline BRCA-mutated metastatic pancreatic cancer whose disease had not progressed following platinum-based chemotherapy. In the trial, Lynparza reduced the risk of disease progression or death by nearly half (47%). These results were presented at the 2019 ASCO annual meeting and simultaneously published in the New England Journal of Medicine.

•                  Merck and AstraZeneca also presented results from the Phase 3 SOLO3 trial at the 2019 ASCO annual meeting. This study evaluated the objective response rate of Lynparza compared to chemotherapy in patients with platinum-sensitive relapsed germline BRCA1/2-mutated advanced ovarian cancer, who have received two or more prior lines of chemotherapy.

Lenvima

•                  Merck and Eisai announced receipt of a Breakthrough Therapy Designation from the FDA for the KEYTRUDA plus Lenvima combination regimen for potential first-line treatment of patients with advanced unresectable hepatocellular carcinoma not amenable to loco-regional treatment, representing the third such designation.

Vaccines

•                  Merck announced the U.S. Centers for Disease Control and Prevention’s (CDC’s) Advisory Committee on Immunization Practices (ACIP) voted to recommend Human Papillomavirus (HPV) vaccination with GARDASIL 9 (Human Papillomavirus 9-valent Vaccine, Recombinant) based on shared clinical decision making for individuals ages 27 through 45 who are not adequately vaccinated. The ACIP also voted to expand routine and catch-up recommendations for males through age 26 who are not adequately vaccinated.

•                  Merck presented Phase 2 trial results of V114, the company’s investigational 15-valent pneumococcal conjugate vaccine, which demonstrated noninferiority to PCV 13 for all shared serotypes and an immune response for two additional disease-causing serotypes, 22F and 33F in healthy infants. Results were presented at the European Society for Paediatric Infectious Diseases (ESPID). V114 is currently in Phase 3 development.

HIV and Hospital Acute Care

•                  Merck presented late-breaking data with islatravir (formerly MK-8591), the company’s investigational nucleoside reverse transcriptase translocation inhibitor (NRTTI) in development for the prevention and treatment of HIV-1 infection, at the recent 10th International AIDS Society Conference on HIV Science (IAS 2019), which included:

•                  Phase 2b results demonstrating the combination of islatravir with doravirine maintained antiviral activity in treatment-naïve adults through 48 weeks. Based on these results, the company plans to initiate a Phase 3 program evaluating islatravir in combination with doravirine across diverse patient populations; and

•                  Phase 1 results evaluating the pharmacokinetics and safety of a prototype subdermal drug-eluting implant for extended administration of islatravir in healthy volunteers for HIV pre-exposure prophylaxis (PrEP).

•                  Merck announced FDA approval of an expanded use for ZERBAXA (ceftolozane and tazobactam) for the treatment of adults with hospital-acquired and ventilator-associated bacterial pneumonia (HABP/VABP) and separately announced the EMA adopted a positive opinion recommending ZERBAXA for HABP and VABP, which is now under consideration by the European Commission.

•                  Merck announced FDA approval of RECARBRIO (imipenem, cilastatin, and relebactam) for the treatment of adults with complicated urinary tract and complicated intra-abdominal bacterial infections where limited or no alternative treatment options are available.

Business Development Highlights

•                  Merck acquired Peloton Therapeutics (Peloton), a biopharmaceutical company focused on the development of novel small molecule therapeutic candidates targeting hypoxia-inducible factor-2A (HIF-2a) for the treatment of patients with cancer and other non-oncology diseases, including a novel oral HIF-2a inhibitor in late-stage development for RCC. The acquisition closed in July.

•                  Merck acquired Tilos Therapeutics, gaining a portfolio of investigational antibodies targeting TGFβ for the potential application in the treatment of cancer, fibrosis and autoimmune diseases. The acquisition closed in June.

•                  Merck acquired Immune Design, providing potential next-generation in vivo approaches to enable the body’s immune system to fight disease. The acquisition closed in April.

Second-Quarter Revenue Performance

The following table reflects sales of the company’s top pharmaceutical products, as well as sales of animal health products.

	Second Quarter
$ in millions	2019	2018	Change	Change Ex- Exchange
Total Sales	$11,760	$10,465	12%	15%
Pharmaceutical	10,460	9,282	13%	17%
KEYTRUDA	2,634	1,667	58%	63%
JANUVIA / JANUMET	1,441	1,535	-6%	-3%
GARDASIL / GARDASIL 9	886	608	46%	50%
PROQUAD, M-M-R II and VARIVAX	675	426	58%	61%
BRIDION	278	240	16%	20%
ISENTRESS / ISENTRESS HD	247	305	-19%	-13%
NUVARING	240	236	2%	3%
ZETIA / VYTORIN	232	381	-39%	-36%
SIMPONI	214	233	-8%	-1%
ROTATEQ	172	156	10%	13%
Animal Health	1,124	1,090	3%	9%
Livestock	671	633	6%	13%
Companion Animals	453	457	-1%	4%
Other Revenues	176	93	88%	-62%

Pharmaceutical Revenue

Second-quarter pharmaceutical sales were $10.5 billion, an increase of 13% compared with the second quarter of 2018; excluding the unfavorable effect of foreign exchange, sales grew 17% in the second quarter. The increase was driven primarily by growth in oncology and vaccines, partially offset by the ongoing impacts of the loss of market exclusivity for several products. International pharmaceutical sales represented 55% of total sales in the quarter. Performance in international markets was led by China, which had pharmaceutical sales of $745 million representing growth of 41% compared with the second quarter of 2018, driven by oncology and vaccines. Excluding the unfavorable effect of foreign exchange, pharmaceutical sales in China grew by 51%.

Growth in oncology was largely driven by a nearly $1 billion increase in sales for KEYTRUDA to $2.6 billion, reflecting strong momentum from the NSCLC indications as well as continued uptake in other indications, including the recently launched RCC and adjuvant melanoma indications, along with growth from Lynparza and Lenvima.

Growth in vaccines reflects higher sales of GARDASIL [Human Papillomavirus Quadrivalent (Types 6, 11, 16 and 18) Vaccine, Recombinant] and GARDASIL 9, vaccines to prevent certain cancers and other diseases caused by HPV, primarily due to public sector buying patterns, demand and pricing in the United States, and the ongoing commercial launch in China. Higher demand in Europe, driven primarily by increased vaccination rates for both boys and girls, also contributed to sales growth.

Growth in pediatric vaccines was driven by M-M-R II (Measles, Mumps and Rubella Virus Vaccine Live), a vaccine to help prevent measles, mumps and rubella; VARIVAX

(Varicella Virus Vaccine Live), a vaccine to help prevent chickenpox; and PROQUAD (Measles, Mumps, Rubella and Varicella Virus Vaccine Live), a combination vaccine to help protect against measles, mumps, rubella and varicella; reflecting higher demand, including private-sector buy-in, and pricing in the United States; government tenders in Latin America and higher demand in Europe.

Performance in hospital acute care reflects strong demand in the United States for BRIDION (sugammadex) Injection 100 mg/mL, a medicine for the reversal of neuromuscular blockade induced by rocuronium bromide or vecuronium bromide in adults undergoing surgery; and the ongoing launch of PREVYMIS (letermovir), a medicine for the prevention of cytomegalovirus (CMV) infection and disease in adult CMV-seropositive recipients of an allogeneic hematopoietic stem cell transplant.

Pharmaceutical sales growth for the quarter was partially offset by the ongoing impacts from the loss of market exclusivity for ZETIA (ezetimibe) and VYTORIN (ezetimibe/simvastatin), INVANZ (ertapenem sodium) and REMICADE (infliximab). In addition, the decline in sales of JANUVIA (sitagliptin) and JANUMET (sitagliptin and metformin HCI) reflects continued pricing pressure in the United States, which more than offset higher demand globally.

Animal Health Revenue

Animal Health sales totaled $1.1 billion for the second quarter of 2019, an increase of 3% compared with the second quarter of 2018. Excluding the unfavorable effect from foreign exchange, Animal Health sales grew 9%. Growth in the second quarter was primarily driven by livestock, predominantly due to products acquired in the Antelliq acquisition. Companion animal sales performance reflects volume growth in vaccine and insulin products, partially offset by the timing of customer purchases in the prior year for the BRAVECTO (fluralaner) line of products for parasitic control.

Animal Health segment profits were $405 million in the second quarter of 2019, a decrease of 10% compared with $450 million in the second quarter of 2018, primarily reflecting the unfavorable impact of foreign exchange.(3)

Second-Quarter Expense, EPS and Related Information

The tables below present selected expense information.

(3)             Animal Health segment profits are comprised of segment sales, less all cost of sales, as well as selling, general and administrative expenses and research and development costs directly incurred by the segment. For internal management reporting, Merck does not allocate general and administrative expenses not directly incurred by the segment, nor the cost of financing these activities. Separate divisions maintain responsibility for monitoring and managing these costs, including depreciation related to fixed assets utilized by these divisions and, therefore, they are not included in segment profits.

$ in millions	GAAP	Acquisition- and Divestiture- Related Costs(4)	Restructuring Costs	Certain Other Items	Non-GAAP(2)
Second-Quarter 2019
Cost of sales	$3,401	$447	$65	$—	$2,889
Selling, general and administrative	2,712	61	32	—	2,619
Research and development	2,189	4	3	—	2,182
Restructuring costs	59	—	59	—	—
Other (income) expense, net	140	148	—	48	(56)
Second-Quarter 2018
Cost of sales	$3,417	$733	$3	$—	$2,681
Selling, general and administrative	2,508	16	1	—	2,491
Research and development	2,274	1	3	344	1,926
Restructuring costs	228	—	228	—	—
Other (income) expense, net	(48)	105	—	(32)	(121)

GAAP Expense, EPS and Related Information

Gross margin was 71.1% for the second quarter of 2019 compared to 67.3% for the second quarter of 2018. The increase in gross margin for the second quarter of 2019 was primarily driven by lower acquisition- and divestiture-related costs, favorable product mix and lower amortization of intangible assets related to collaborations, partially offset by higher restructuring costs.

Selling, general and administrative expenses were $2.7 billion in the second quarter of 2019, an 8% increase compared to the second quarter of 2018. The increase primarily reflects higher administrative, acquisition- and divestiture-related, restructuring and promotion costs, partially offset by the favorable effects of foreign exchange.

Research and development (R&D) expenses were $2.2 billion in the second quarter of 2019, a decline of 4% compared with the second quarter of 2018. The decline was driven primarily by lower expenses related to business development transactions, largely reflecting a $344 million charge recorded in the second quarter of 2018 related to the Viralytics Limited acquisition. The decline was partially offset by higher expenses related to clinical development and increased investment in discovery research and early drug development.

Other (income) expense, net, was $140 million of expense in the second quarter of 2019 compared to $48 million of income in the second quarter of 2018. Other (income) expense, net, in the second quarter of 2019 reflects impairment charges and lower income from investments in equity securities.

(4)             Includes expenses for the amortization of intangible assets and purchase accounting adjustments to inventories recognized as a result of acquisitions, intangible asset impairment charges, and expense or income related to changes in the estimated fair value measurement of liabilities for contingent consideration. Also includes integration, transaction and certain other costs related to business acquisitions and divestitures.

GAAP EPS was $1.03 for the second quarter of 2019 compared with $0.63 for the second quarter of 2018.

Non-GAAP Expense, EPS and Related Information

The non-GAAP gross margin was 75.4% for the second quarter of 2019, compared to 74.4% for the second quarter of 2018. The increase in non-GAAP gross margin reflects favorable product mix and lower amortization of intangible assets related to collaborations.

Non-GAAP selling, general and administrative expenses were $2.6 billion in the second quarter of 2019, a 5% increase compared to the second quarter of 2018. The increase reflects higher administrative and promotion costs, partially offset by the favorable effects of foreign exchange.

Non-GAAP R&D expenses were $2.2 billion in the second quarter of 2019, a 13% increase compared to the second quarter of 2018. The increase reflects higher expenses related to clinical development, investment in discovery research and early drug development, as well as business development transactions.

Non-GAAP other (income) expense, net, was $56 million of income in the second quarter of 2019 compared to $121 million of income in the second quarter of 2018, driven primarily by lower income from investments in equity securities.

Non-GAAP EPS was $1.30 for the second quarter of 2019 compared with $1.06 for the second quarter of 2018.

A reconciliation of GAAP to non-GAAP net income and EPS is provided in the table that follows.

	Second Quarter
$ in millions, except EPS amounts	2019	2018
EPS
GAAP EPS	$1.03	$0.63
Difference(5)	0.27	0.43
Non-GAAP EPS that excludes items listed below(2)	$1.30	$1.06

Net Income
GAAP net income(1)	$2,670	$1,707
Difference	686	1,147
Non-GAAP net income that excludes items listed below(1),(2)	$3,356	$2,854

Decrease (Increase) in Net Income Due to Excluded Items:
Acquisition- and divestiture-related costs(4)	$660	$855
Restructuring costs	159	235
Charge for the acquisition of Viralytics	—	344
Other	48	(32)
Net decrease (increase) in income before taxes	867	1,402
Estimated income tax (benefit) expense	(145)	(255)
Acquisition- and divestiture-related costs attributable to noncontrolling interests	(36)	—
Decrease (increase) in net income	$686	$1,147

Financial Outlook

Merck narrowed and raised its full-year 2019 revenue range to be between $45.2 billion and $46.2 billion, including a negative impact from foreign exchange of slightly more than 1% at mid-July exchange rates.

Merck narrowed and reduced its full-year 2019 GAAP EPS range to be between $3.78 and $3.88. The reduction in the GAAP EPS range primarily reflects the inclusion of an approximately $1.1 billion charge related to the acquisition of Peloton. Merck narrowed and raised its full-year 2019 non-GAAP EPS range to be between $4.84 and $4.94, including a slightly negative impact from foreign exchange at mid-July exchange rates. The non-GAAP range excludes acquisition- and divestiture-related costs, costs related to restructuring programs, a net benefit from the settlement of certain federal income tax matters, the charge for the acquisition of Peloton and certain other items.

The following table summarizes the company’s full year 2019 financial guidance.

	GAAP	Non-GAAP(2)

Revenue	$45.2 to $46.2 billion	$45.2 to $46.2 billion*
Operating expenses	Higher than 2018 by a low-single digit rate	Higher than 2018 by a mid-single digit rate
Effective tax rate	16.0% to 17.0%	18.5% to 19.5%
EPS**	$3.78 to $3.88	$4.84 to $4.94

*The company does not have any non-GAAP adjustments to revenue.

**EPS guidance for 2019 assumes a share count (assuming dilution) of approximately 2.6 billion shares.

(5)  Represents the difference between calculated GAAP EPS and calculated non-GAAP EPS, which may be different than the amount calculated by dividing the impact of the excluded items by the weighted-average shares for the period.

A reconciliation of anticipated 2019 GAAP EPS to non-GAAP EPS and the items excluded from non-GAAP EPS are provided in the table below.

$ in millions, except EPS amounts	Full-Year 2019

GAAP EPS	$3.78 to $3.88
Difference(5)	1.06
Non-GAAP EPS that excludes items listed below(2)	$4.84 to $4.94

Acquisition- and divestiture-related costs(4)	$2,100
Restructuring costs	500
Charge for the acquisition of Peloton	1,100
Net decrease (increase) in income before taxes	3,700
Income tax (benefit) expense(6)	(950)
Decrease (increase) in net income	$2,750

The expected full-year GAAP effective tax rate of 16.0% to 17.0% reflects a net favorable impact of approximately 2.5 percentage points from the above items.

Earnings Conference Call

Investors, journalists and the general public may access a live audio webcast of the call today at 8:00 a.m. EDT on Merck’s website at http://investors.merck.com/events-and-presentations/default.aspx. Institutional investors and analysts can participate in the call by dialing (706) 758-9927 or (877) 381-5782 and using ID code number 4263838. Members of the media are invited to monitor the call by dialing (706) 758-9928 or (800) 399-7917 and using ID code number 4263838. Journalists who wish to ask questions are requested to contact a member of Merck’s Media Relations team at the conclusion of the call.

About Merck

For more than a century, Merck, a leading global biopharmaceutical company known as MSD outside of the United States and Canada, has been inventing for life, bringing forward medicines and vaccines for many of the world’s most challenging diseases. Through our prescription medicines, vaccines, biologic therapies and animal health products, we work with customers and operate in more than 140 countries to deliver innovative health solutions. We also demonstrate our commitment to increasing access to health care through far-reaching policies, programs and partnerships. Today, Merck continues to be at the forefront of research to advance the prevention and treatment of diseases that threaten people and communities

(6)  Includes the estimated tax impact on the reconciling items. In addition, includes a $360 million net tax benefit related to the settlement of certain federal income tax matters and a $67 million tax charge related to the finalization of treasury regulations for the Tax Cuts and Jobs Act of 2017.

around the world - including cancer, cardio-metabolic diseases, emerging animal diseases, Alzheimer’s disease and infectious diseases including HIV and Ebola. For more information, visit www.merck.com and connect with us on Twitter, Facebook, Instagram, YouTube and LinkedIn.

Forward-Looking Statement of Merck & Co., Inc., Kenilworth, N.J., USA

This news release of Merck & Co., Inc., Kenilworth, N.J., USA (the “company”) includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. There can be no guarantees with respect to pipeline products that the products will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; the company’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of the company’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the company’s 2018 Annual Report on Form 10-K and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site www.sec.gov.

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MERCK & CO., INC.

CONSOLIDATED STATEMENT OF INCOME - GAAP

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 1

	GAAP			GAAP
	2Q19	2Q18	% Change	June YTD 2019	June YTD 2018	% Change
Sales	$11,760	$10,465	12%	$22,575	$20,502	10%

Costs, Expenses and Other
Cost of sales (1)	3,401	3,417	—	6,453	6,601	-2%
Selling, general and administrative (1)	2,712	2,508	8%	5,138	5,016	2%
Research and development (1)(2)	2,189	2,274	-4%	4,119	5,470	-25%
Restructuring costs (3)	59	228	-74%	212	323	-34%
Other (income) expense, net (1)	140	(48)	*	327	(340)	*
Income Before Taxes	3,259	2,086	56%	6,326	3,432	84%
Taxes on Income (1)	615	370		820	975
Net Income	2,644	1,716	54%	5,506	2,457	*
Less: Net (Loss) Income Attributable to Noncontrolling Interests (1)	(26)	9		(79)	14
Net Income Attributable to Merck & Co., Inc.	$2,670	$1,707	56%	$5,585	$2,443	*
Earnings per Common Share Assuming Dilution	$1.03	$0.63	63%	$2.15	$0.90	*

Average Shares Outstanding Assuming Dilution	2,588	2,696		2,596	2,702
Tax Rate (4)	18.9%	17.8%		13.0%	28.4%

* 100% or greater

(1) Amounts include the impact of acquisition and divestiture-related costs, restructuring costs and certain other items. See accompanying tables for details.

(2) Research and development expenses in the second quarter and first six months of 2018 include a $344 million charge for the acquisition of Viralytics Limited. Research and development expenses in the first six months of 2018 also include a $1.4 billion charge related to the formation of a collaboration with Eisai Co., Ltd. (Eisai).

(3) Represents separation and other related costs associated with restructuring activities under the company’s formal restructuring programs.

(4) The effective income tax rate for the first six months of 2019 reflects a net tax benefit of $360 million related to the settlement of certain federal income tax matters.  The effective income tax rate for the first six months of 2018 reflects the unfavorable impact of a $1.4 billion pretax charge related to the formation of a collaboration with Eisai for which no tax benefit was recognized.

MERCK & CO., INC.

GAAP TO NON-GAAP RECONCILIATION

SECOND QUARTER 2019

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2a

	GAAP	Acquisition and Divestiture-Related Costs (1)		Restructuring Costs (2)		Certain Other Items		Adjustment Subtotal	Non-GAAP
Cost of sales	$3,401	447		65				512	$2,889
Selling, general and administrative	2,712	61		32				93	2,619
Research and development	2,189	4		3				7	2,182
Restructuring costs	59			59				59	—
Other (income) expense, net	140	148				48		196	(56)
Income Before Taxes	3,259	(660)		(159)		(48)		(867)	4,126
Income Tax Provision (Benefit)	615	(109	)(3)	(25	)(3)	(11	)(3)	(145)	760
Net Income	2,644	(551)		(134)		(37)		(722)	3,366
Less: Net (Loss) Income Attributable to Noncontrolling Interests	(26)	(36)						(36)	10
Net Income Attributable to Merck & Co., Inc.	2,670	(515)		(134)		(37)		(686)	3,356
Earnings per Common Share Assuming Dilution	$1.03	(0.20)		(0.05)		(0.02)		(0.27)	$1.30

Tax Rate	18.9%								18.4%

Only the line items that are affected by non-GAAP adjustments are shown.

Merck is providing certain non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s results as it permits investors to understand how management assesses performance. Management uses these measures internally for planning and forecasting purposes and to measure the performance of the company along with other metrics. Senior management’s annual compensation is derived in part using non-GAAP income and non-GAAP EPS. This information should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP.

(1) Amount included in cost of sales primarily reflects $373 million of expenses for the amortization of intangible assets recognized as a result of business acquisitions, as well as $69 million of intangible asset impairment charges.  Amount included in selling, general and administrative expenses primarily reflects integration, transaction and certain other costs related to business acquisitions and divestitures, including costs related to the acquisition of Antelliq Corporation.  Amount included in other (income) expense, net primarily reflects goodwill impairment charges related to certain businesses in the Healthcare Services segment and expenses related to an increase in the estimated fair value of liabilities for contingent consideration related to the termination of the Sanofi-Pasteur MSD joint venture.

(2) Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to activities under the company’s formal restructuring programs.

(3) Represents the estimated tax impact on the reconciling items based on applying the statutory rate of the originating territory of the non-GAAP adjustments.

MERCK & CO., INC.

GAAP TO NON-GAAP RECONCILIATION

SIX MONTHS ENDED JUNE 30, 2019

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2b

	GAAP	Acquisition and Divestiture-Related Costs (1)		Restructuring Costs (2)		Certain Other Items		Adjustment Subtotal	Non-GAAP

Cost of sales	$6,453	860		99				959	$5,494
Selling, general and administrative	5,138	60		32				92	5,046
Research and development	4,119	(27)		3				(24)	4,143
Restructuring costs	212			212				212	—
Other (income) expense, net	327	315				48		363	(36)
Income Before Taxes	6,326	(1,208)		(346)		(48)		(1,602)	7,928
Income Tax Provision (Benefit)	820	(207	)(3)	(56	)(3)	(304	)(4)	(567)	1,387
Net Income	5,506	(1,001)		(290)		256		(1,035)	6,541
Less: Net (Loss) Income Attributable to Noncontrolling Interests	(79)	(89)						(89)	10
Net Income Attributable to Merck & Co., Inc.	5,585	(912)		(290)		256		(946)	6,531
Earnings per Common Share Assuming Dilution	$2.15	(0.36)		(0.11)		0.10		(0.37)	$2.52

Tax Rate	13.0%								17.5%

Only the line items that are affected by non-GAAP adjustments are shown.

Merck is providing certain non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s results as it permits investors to understand how management assesses performance. Management uses these measures internally for planning and forecasting purposes and to measure the performance of the company along with other metrics. Senior management’s annual compensation is derived in part using non-GAAP income and non-GAAP EPS. This information should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP.

(1) Amount included in cost of sales primarily reflects $771 million of expenses for the amortization of intangible assets recognized as a result of business acquisitions, as well as $81 million of intangible asset impairment charges.  Amount included in selling, general and administrative expenses primarily reflects integration, transaction and certain other costs related to business acquisitions and divestitures, including costs related to the acquisition of Antelliq Corporation.  Amount included in research and development expenses primarily reflects a reduction in expenses related to a decrease in the estimated fair value measurement of liabilities for contingent consideration.  Amount included in other (income) expense, net primarily reflects goodwill impairment charges related to certain businesses in the Healthcare Services segment and expenses related to an increase in the estimated fair value measurement of liabilities for contingent consideration, partially offset by royalty income related to the termination of the Sanofi-Pasteur MSD joint venture.

(2) Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to activities under the company’s formal restructuring programs.

(3) Represents the estimated tax impact on the reconciling items based on applying the statutory rate of the originating territory of the non-GAAP adjustments.

(4) Represents the estimated tax impact on the reconciling items based on applying the statutory rate of the originating territory of the non-GAAP adjustments. Also includes a $360 million net tax benefit related to the settlement of certain federal income tax matters and a $67 million tax charge related to the finalization of treasury regulations associated with the 2017 enactment of U.S. tax legislation.

MERCK & CO., INC.

FRANCHISE / KEY PRODUCT SALES

(AMOUNTS IN MILLIONS)

(UNAUDITED)

Table 3

	2019			2018						2Q		June YTD
	1Q	2Q	June YTD	1Q	2Q	June YTD	3Q	4Q	Full Year	Nom %	Ex-Exch %	Nom %	Ex-Exch %

TOTAL SALES (1)	$10,816	$11,760	$22,575	$10,037	$10,465	$20,502	$10,794	$10,998	$42,294	12	15	10	13
PHARMACEUTICAL	9,663	10,460	20,123	8,919	9,282	18,201	9,658	9,830	37,689	13	17	11	15
Oncology
Keytruda	2,269	2,634	4,903	1,464	1,667	3,131	1,889	2,151	7,171	58	63	57	62
Emend	117	121	237	125	148	273	123	126	522	-18	-15	-13	-10
Alliance Revenue — Lynparza (2)	79	111	190	33	44	76	49	62	187	154	159	149	155
Alliance Revenue — Lenvima (2)	74	97	171		35	35	43	71	149	177	182	*	*
Vaccines (3)
Gardasil / Gardasil 9	838	886	1,724	660	608	1,269	1,048	835	3,151	46	50	36	40
ProQuad / M-M-R II / Varivax	496	675	1,171	392	426	818	525	455	1,798	58	61	43	46
RotaTeq	211	172	383	193	156	349	191	188	728	10	13	10	12
Pneumovax 23	185	170	355	179	193	372	214	322	907	-12	-10	-4	-3
Vaqta	47	58	105	37	65	101	66	72	239	-10	-8	4	6
Hospital Acute Care
Bridion	255	278	533	204	240	444	217	256	917	16	20	20	25
Noxafil	190	193	383	176	188	363	188	191	742	3	7	5	10
Cubicin	88	67	155	98	94	192	95	80	367	-29	-25	-19	-16
Invanz	72	78	150	151	149	300	137	59	496	-48	-44	-50	-46
Primaxin	59	71	130	72	68	140	72	53	265	5	12	-7	-2
Cancidas	61	67	129	91	87	178	79	69	326	-22	-17	-28	-23
Immunology
Simponi	208	214	422	231	233	464	210	220	893	-8	-1	-9	-2
Remicade	123	98	221	167	157	324	135	123	582	-37	-32	-32	-26
Neuroscience
Belsomra	67	76	143	54	71	125	66	69	260	8	9	15	16
Virology
Isentress / Isentress HD	255	247	502	281	305	586	275	280	1,140	-19	-13	-14	-8
Zepatier	114	108	221	131	113	243	104	108	455	-5	0	-9	-5
Cardiovascular
Zetia	140	156	296	305	226	531	165	162	857	-31	-28	-44	-42
Vytorin	97	76	174	167	155	322	92	83	497	-51	-47	-46	-42
Atozet	94	92	186	73	101	174	84	89	347	-9	-3	7	14
Adempas	90	104	194	68	75	143	94	91	329	39	43	36	40
Diabetes (4)
Januvia	824	908	1,732	880	949	1,829	927	930	3,686	-4	-2	-5	-3
Janumet	530	533	1,063	544	585	1,129	563	535	2,228	-9	-5	-6	-1
Women’s Health
NuvaRing	219	240	459	216	236	452	234	216	902	2	3	2	3
Implanon / Nexplanon	199	183	382	174	174	348	186	169	703	6	8	10	12
Diversified Brands
Singulair	191	160	352	175	185	360	161	187	708	-13	-8	-2	3
Cozaar / Hyzaar	103	109	213	120	125	245	103	105	453	-13	-7	-13	-8
Nasonex	96	72	168	122	81	203	71	102	376	-11	-6	-17	-13
Arcoxia	75	75	149	83	84	166	83	86	335	-11	-5	-10	-4
Follistim AQ	57	63	121	67	70	138	60	70	268	-10	-6	-12	-9
Other Pharmaceutical (5)	1,140	1,268	2,406	1,186	1,189	2,378	1,109	1,215	4,705	7	11	1	6

ANIMAL HEALTH	1,025	1,124	2,149	1,065	1,090	2,155	1,021	1,036	4,212	3	9	0	6
Livestock	611	671	1,282	652	633	1,286	660	684	2,630	6	13	0	7
Companion Animals	414	453	867	413	457	869	361	352	1,582	-1	4	0	5

Other Revenues (6)	128	176	303	53	93	146	115	132	393	88	-62	107	-82

* 200% or greater

Sum of quarterly amounts may not equal year-to-date amounts due to rounding.

(1) Only select products are shown.

(2) Alliance Revenue represents Merck’s share of profits, which are product sales net of cost of sales and commercialization costs.

(3) Total Vaccines sales were $1,887 million and $2,037 million in the first and second quarters of 2019, respectively, and $1,561 million, $1,533 million, $2,159 million and $2,008 million for the first, second, third and fourth quarters of 2018, respectively.

(4) Total Diabetes sales were $1,402 million and $1,480 million in the first and second quarters of 2019, respectively, and $1,433 million, $1,571 million, $1,506 million and $1,485 million for the first, second, third and fourth quarters of 2018, respectively.

(5) Includes Pharmaceutical products not individually shown above.

(6) Other Revenues are comprised primarily of Healthcare Services segment revenues, third-party manufacturing sales and miscellaneous corporate revenues, including revenue hedging activities.